Exhibit 99.1

F-star Therapeutics to Present at The Society for Immunotherapy of Cancer (SITC) 2021 Conference

Dr. Michelle Morrow to present on F-star’s Proprietary Bispecific Platform including FS118, our LAG-3/PD-L1 Bispecific

Poster Presentation of Preclinical Data Demonstrates Potential for F-star’s FS120 First-in-Class OX40/CD137 Tetravalent Dual T Cell Agonist in Combination with Anti-PD-1

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass.- November 12, 2021—(Globe Newswire) F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation bispecific immunotherapies to transform the lives of patients with cancer, today announced that the Company is participating in the 36th annual Society for Immunotherapy of Cancer (SITC) 2021 Conference, taking place November 12-14 in Washington, D.C.. F-star’s Michelle Morrow, Ph.D., will speak at 9:15 a.m. on Sunday, November 14, during Session 300: Novel Bispecifics, on “Dual Checkpoint Bispecifics: Next Generation Cancer Therapy to Overcome Immune Evasion”. We are also excited to announce that Matthew Lakins Ph.D , is lead author on a poster presentation 573 on preclinical data for FS120 combination with PD-1, a first-in-class dual-agonist tetravalent bispecific antibody targeting OX40 and CD137. FS120 is currently being evaluated in a Phase 1 monotherapy dose escalation clinical trial (NCT04648202) which aims to identify a well tolerated and pharmacologically active dose of FS120 for exploration in future clinical studies as monotherapy, and in combination with other agents.

In her presentation, Dr. Morrow explains how bispecific antibodies can unlock new biology via mechanisms that combination approaches cannot. F-star’s FS118 is a dual checkpoint inhibitor targeting PD-L1 and LAG-3 that drives LAG-3 shedding and receptor down-regulation, via bispecific activity. It is one of a range of dual antagonist bispecific formats that are being explored in clinical development, each with the potential to elicit unique biological activity which may translate to different clinical outcomes. FS118 is designed to provide unique pharmacology, causing a dose-dependent increase of soluble LAG-3, and potentially offering a more durable response in patients.

In the Phase 1 clinical trial, FS118 was well tolerated with no treatment-related serious adverse events and no dose-limiting toxicity, up to 20mg/kg. In addition to the ongoing checkpoint inhibitor relapsed head and neck cancer study, that is anticipated to report data in mid-2022, F-star is initiating a clinical trial in checkpoint inhibitor naïve, biomarker enriched NSCLC and DLBCL patients in order to broaden the clinical reach of this exciting LAG-3 & PD-L1 targeting bispecific antibody.

Michelle Morrow, Ph.D., Vice President, Preclinical Translational Pharmacology, F-star states, “Checkpoint inhibitors have changed the way we now think about treating patients with cancer and a new wave of target combinations looks to build on current success. Bispecific dual checkpoint inhibitors have the potential to further improve on the clinical outlook for patients as a next generation of treatments. At F-star, we have designed bispecific antibodies that may enable focused, potent and safe immune activation through crosslinking, clustering and conditionality.”

Key findings from poster presentation on FS120 include:

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FS120 in combination with anti-PD-1 (pembrolizumab) was shown to enhance T cell activity in multiple human primary immune assays. In combination with an anti-PD-1, FS120 surrogate increased antitumor efficacy in a mouse tumor model with pharmacodynamic changes related specifically to T cell activation, when compared to monotherapies, either alone or in combination.

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These data support the development of FS120 in combination with Keytruda in patients with cancers that are resistant to checkpoint inhibitor therapy.

Neil Brewis, Ph.D., Chief Scientific Officer, F-star notes, “We continue to be encouraged by this additional mechanistic preclinical data on FS120 demonstrating the potential for FS120 to increase antitumor activity of anti-PD-1 in patients with cancer. Our Phase 1 dose escalation study is ongoing to determine a well tolerated and optimal dosing regimen to initiate the KEYTRUDA combination.”

About FS120

In early clinical studies, agonist antibodies targeting the T cell costimulatory receptors OX40 or CD137 have shown immune-stimulatory effects. FS120 is a first-in-class tetravalent bispecific dual agonist antibody incorporating OX40 binding into the Fc-region (termed an Fcab) and CD137 Fabs in a natural human IgG1 antibody and with silenced FcγR activity for reduced toxicity, as shown in preclinical safety studies. FS120 crosslinks and clusters both receptors eliciting a robust immune stimulation and, in the case of FS120 surrogate, robust antitumor activity in mouse tumor models, independent of FcγR crosslinking1. FS120 has the potential to deliver tumor-agnostic clinical efficacy with good tolerability.

About F-star Therapeutics, Inc.

F-star Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer. F-star is pioneering the use of tetravalent (2+2) bispecific antibodies to create a paradigm shift in cancer therapy. The Company has four second-generation immuno-oncology therapeutics in the clinic, each directed against some of the most promising IO targets in drug development, including LAG-3 and CD137. F-star’s proprietary antibody discovery platform is protected by an extensive intellectual property estate. F-star has over 500 granted patents and pending patent applications relating to its platform technology and product pipeline. The Company has attracted multiple partnerships with biopharma targeting the significant unmet needs across several disease areas, including oncology, immunology, and CNS.

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Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

For investor inquiries
Lindsey Trickett
VP Investor Relations & Communications
+1 240 543 7970
lindsey.trickett@f-star.com

For media inquiries
Helen Shik
Shik Communications LLC
+1 617-510-4373

helen@shikcommunications.com